Camden National Corporation Elects New Board Member

Craig Gunderson Elected to CNC Board

CAMDEN, Maine, June 15, 2011 /PRNewswire/ -- The board of directors of Camden National Corporation (NASDAQ: CAC) has announced that Craig Gunderson has been elected to serve as a member of the board of directors.

"I'm delighted to join the Board of Directors of Camden National Corporation and represent the shareholders of this great company," said Gunderson, who has over 21 years of experience in the telecommunications industry. He currently serves as president and chief executive officer of Oxford Networks in Lewiston. Prior to joining Oxford Networks in 2003, Gunderson was employed as Minnesota State Vice President for Frontier/Citizens Communications, where he was responsible for all facets of providing telecommunications services to 280,000 access lines in Minnesota and North Dakota.

"We are pleased that an individual with Craig's experience in leading a significant, Maine-based organization will be joining our Board of Directors," said Karen W. Stanley, chair of the board of directors. "Under his leadership, Oxford Networks has grown significantly while at the same time remaining committed to the state of Maine and its employees, and that commitment will be an asset to our organization."

Gunderson received a bachelor's degree in economics from Dickinson College in Pennsylvania and holds a master's degree in business administration from Georgia Southern University, with concentrations in finance and marketing. Gunderson is vice chair of the board of St Mary's Hospital in Lewiston, and is also currently a member of the board of the Lewiston Auburn Economic Growth Council. Gunderson lives in Falmouth with his wife Carolyn and has three grown daughters.

"We are excited to have Craig join the board of Camden National Corporation," said Gregory A. Dufour, president and chief executive officer of the Company. "Craig is an energetic leader who encompasses business experience and community involvement—qualities that are vital to our shareholders, customers, and communities."

Camden National Corporation, the parent company of Camden National Bank and Acadia Trust, N.A., is an independent, Maine-based community organization employing 425 Maine residents. As a publicly traded company on the NASDAQ under the ticker symbol "CAC," Camden National Corporation is governed by an 11 member board of directors, of which ten members are independent, including its chair, Karen W. Stanley.

Camden National Corporation (www.camdennational.com) is headquartered in Camden, Maine, and was ranked 12th in USBanker's list of top-performing mid-tier banks in 2010. Camden National Bank is a full-service community bank with a network of 38 banking offices throughout Maine. Acadia Trust offers investment management and fiduciary services with offices in Portland, Bangor and Ellsworth. Located at Camden National Bank, Camden Financial Consultants, formerly known as Acadia Financial Consultants, offers full-service brokerage and insurance services.

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CONTACT: Megan Richardson, Marketing & Communications Specialist, Camden National Corporation, +1-207-230-2178, mrichardson@camdennational.com